UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 8, 2007

FIRST MARINER BANCORP
(Exact name of Registrant as specified in Charter)

Maryland	000-21815	52-1834860
(State or other Jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

1501 S. Clinton Street, Baltimore, MD 21224
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code: (410) 342-2600

Not Applicable
(Former name or former address of Registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement

On January 8, 2007, First Mariner Bank (the “Bank”), a wholly owned subsidiary of First Mariner Bancorp (the "Company”), entered into a Lease Agreement (the “Lease”) with Canton Crossing Tower, LLC (“Hale Properties”), a limited liability company wholly owned by Edwin F. Hale, Sr., CEO of the Bank and the Company, to lease approximately 1,400 square feet of office space on the 1st floor of the Canton Crossing Tower building. The Bank will pay rent in the amount of $25.00 per square foot, or $35,000 per year. Beginning on the first anniversary of the commencement of the Lease, and on each anniversary thereafter, the annual rent will be increased by the product of (i) the amount of the rent on each anniversary date, and (ii) CPI not to exceed three percent (3%). The Bank will also pay an annual common area maintenance charge of $9,100 per year, as well as its it’s pro rata share of the landlord’s taxes and assessments and beginning January 1, 2008, its pro rata share of certain operating expenses.

The Lease has a 10 year term, commencing on January 8, 2007. The Bank has the option to extend the initial term for four additional terms of five years each.

The Lease was approved by the Company's Audit Committee and the independent members of the Board of Directors of the Bank and the Company, which believe that the Lease is comparable or at least favorable to market rates and terms.

A copy of the Lease is being filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers, Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers.

On March 5, 2007, the Compensation Committee of the Company (the “Compensation Committee”) approved a number of compensation related items for its named executive officers as detailed below, all subject to full board notification. The full Board met on March 13, 2007 and approved the items described below.

2007 Base Salaries

The Compensation Committee set, and the Board approved, 2007 base salaries for the named executive officers as follows: Edwin F. Hale, Sr., Chairman of the Board and Chief Executive Officer- $580,000; Joseph Cicero, President of the Company and Chief Operating Officer of First Mariner Bank - $285,000; George Mantakos, President of First Mariner Bank - $255,000; Mark Keidel, Chief Financial Officer of the Company and First Mariner Bank - $215,000.

2007 Short Tem Incentive Plan

The committee established a short-term incentive plan for 2007, whereby the Chief Executive Officer and other executive officers are eligible to earn incentive payouts in the form of cash, dependent upon 2007’s reported net income. The plan establishes the annual budgeted net income for 2007 as the target level of performance. Cash payouts eligible upon achievement of the targeted earnings are 40% for the Chief Executive Officer and 24% for other executive officers. Eligible payouts under the plan would increase on a pro-rata basis for earnings in excess of the budgeted net income or decrease on a pro-rata basis for earnings lower than the budgeted net income, with a minimum earnings threshold to be achieved in order for payments to be made. A description of the plan is attached hereto as Exhibit 10.2.

Performance Measures for Restricted Share Grants Under Long Term Incentive Plan

The committee established performance goals to be reached by the Chief Executive Officer and other named executive officers to be eligible to receive a level grant of restricted shares of the Company’s common stock pursuant to the Company’s 2004 Long Term Incentive Plan (the “Plan”). Conditions to receive the restricted shares are twofold: (1) The Company achieving certain earnings targets over a three year period, and (2) continued employment. Attainment of these targets in all three years would trigger an award of restricted shares under the Plan currently equal to 50% of base pay for the Chief Executive Officer and the other named executive officers. Grants would be made annually over a three-year period and are subject to a one year vesting.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1	Lease Agreement dated January 8, 2007 between First Mariner Bank and Canton Crossing Tower, LLC (filed herewith).

10.2	Description of 2007 Short-Term Incentive Plan (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: March 14, 2007	By:	/s/ Joseph Cicero
Joseph Cicero
President

EXHIBIT INDEX

10.1	Lease Agreement dated January 8, 2007 between First Mariner Bank and Canton Crossing Tower, LLC (filed herewith).

10.2	Description of 2007 Short-Term Incentive Plan (filed herewith).